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                                                                    EXHIBIT 21.1


                              FORMUS SUBSIDIARIES

Formus International, Inc., a Delaware corporation
Formus International-Poland, Inc., a Delaware corporation
Formus Communications - Ecuador, LLC, a Colorado limited liability company Formus Communications - New Zealand, LLC, a Colorado limited liability company Formus Communications - Romania, LLC, a Colorado limited liability company Formus Communications - Czech Republic, LLC, a Colorado limited liability company
Formus Communications - Oceania, LLC, a Colorado limited liability company Formus Communications - Germany, LLC, a Colorado limited liability company Communications-Ecuador Holdings, LLC, a Colorado limited liability company Quicksat S.A., an Ecuadorian corporation
Nexsatel S.A., an Ecuadorian corporation
Formus Polska Sp. z o.o., a Polish limited liability company
Hinet Limited, a New Zealand corporation
Formus Interactive (Formus Interactiva del Ecuador) F.I.E. Cia. Ltda., an Ecuadorian limited liability company
Formus Telecom Hungary Ltd., a Hungarian limited liability company
Formus Communications-Europe, B.V., a Netherlands company
Formus Communications Interactive S.R.L., a Romanian limited liability society Callino GmbH, a German GmbH
Formus Communications-Germany, B.V.
Formus Communications France SAS, a French corporation
Formus Communications Ireland Limited, an Irish corporation
Formus Communications Finland Oy, a Finnish limited liability company
Formus Communications Iberica, S.A., a Spanish corporation
Formus Communications-Italia S.p.A., an Italian corporation
Formus Communications Sweden AB, a Swedish corporation
Beheer- en Beleggingsmaatschappij Apeko B.V., a Netherlands company